UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 21, 2005

COMPUTER TASK GROUP, INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK
(State or Other Jurisdiction of Incorporation)

1-9410	16-0912632
(Commission File Number)	(IRS Employer Identification No.)

800 Delaware Avenue, Buffalo, NY	14209
(Address of Principal Executive Offices)	(Zip Code)

(716) 882-8000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

        On April 21, 2005, Computer Task Group, Incorporated ("CTG"), as borrower, entered into a Loan Agreement with Manufacturers and Traders Trust Company ("M&T") and KeyBank National Association, as lenders (collectively, together with the other lenders party thereto from time to time, the "Lenders"), and M&T, as issuer of letters of credit (the "Bank") and as administrative agent for the Lenders and the Bank (in such capacity, together with its successors in such capacity, the "Administrative Agent") (the "Loan Agreement"). The Loan Agreement provides the terms under which the Lenders will make available to CTG a revolving credit facility in the maximum principal amount of $35 million, including a sublimit of $10 million for letters of credit to be issued by the Bank. Funds provided under the Loan Agreement will be used by CTG to refinance existing indebtedness of CTG and for working capital, general corporate and acquisition purposes.

        The following is a general summary of some of the principal terms of the Loan Agreement. A copy of the Loan Agreement is filed with this Form 8-K as Exhibit 10.1. The Loan Agreement is a complex and detailed instrument, and the following summary is qualified in all respects by reference to the complete terms of the Loan Agreement.

        The borrowings available from time to time under the revolving credit facility are conditioned upon, among other things, a formula that limits such borrowings to (a) the lesser of (i) $35,000,000 or (ii) the sum of (A) 85% of the eligible domestic billed accounts receivable of CTG and its active domestic subsidiaries plus (B) the lesser of (I) $10,000,000 or (II) 75% of the eligible unbilled accounts receivable of CTG and its active domestic subsidiaries, minus (C) $3,000,000, minus (D) reserve amounts established from time to time in respect of interest rate protection and foreign exchange obligations, minus (b) borrowings then outstanding, minus (c) letters of credit then outstanding.

        Interest is payable on the outstanding balance of each advance obtained by CTG under the revolving credit facility based on various options provided under the Loan Agreement. The applicable option for each advance is selected by CTG at or shortly before the time each advance is made. The formulas include a Base Rate option, which is equal to (a) the greater of (i) the Federal Funds Rate plus ½% or (ii) the Administrative Agent's announced prime rate, plus (b) the Applicable Margin for Base Rate loans, and a 1, 2, 3 or 6-month LIBOR rate option, which is equal to (a) the LIBOR rate for the selected term plus (b) the Applicable Margin for LIBOR Rate loans (in either case the Applicable Margin representing a spread based on the then applicable ratio of CTG's funded debt to its earnings before taxes, interest, depreciation and amortization, as further defined under the Loan Agreement ("EBITDA"). Interest is payable monthly with respect to each advance based on the Base Rate option and at the end of the applicable LIBOR interest period (but at least every three months) with respect to each advance based on the LIBOR Rate option

        The outstanding principal balance of the revolving credit facility and all unpaid interest and other amounts owing in connection therewith are payable three years after the closing date of the Loan Agreement.

        As security for the revolving credit facility, CTG has granted to the Administrative Agent for its benefit and the benefit of the Lenders and the Bank a security interest in all of its tangible and intangible assets (other than real estate and the stock of its directly owned foreign subsidiaries), including all of the stock of its active domestic subsidiaries, and its active domestic subsidiaries have guaranteed CTG's indebtedness under the Loan Agreement and granted to the Administrative Agent for its benefit and the benefit of the Lenders and the Bank a security interest in all of their respective tangible and intangible assets (other than real estate and certain interests in the stock of any directly owned foreign subsidiary). CTG has also caused its applicable direct or indirect subsidiaries to grant to the Administrative Agent for its benefit and the benefit of the Lenders and the Bank a security interest in 65% of the capital stock of certain of its active foreign subsidiaries.

        The Loan Agreement contains numerous affirmative and negative covenants that are usual and customary for credit facilities of similar size, type, and purpose. Among these are limitations on the ratio of CTG's adjusted funded debt to EBITDA, tangible net worth requirements, limitations on capital expenditures, prohibitions on the payment of dividends and other distributions on capital stock, and restrictions on mergers, consolidations, acquisitions, and sales of assets.

Item 9.01     Financial Statements and Exhibits.

        (c)    Exhibits:

10.1	Loan Agreement, dated as of April 21, 2005, among Computer Task Group, Incorporated, as borrower, Manufacturers and Traders Trust Company ("M&T") and KeyBank National Association, as lenders (collectively, together with the other lenders party thereto from time to time, the "Lenders"), and M&T, as issuer of letters of credit (the "Bank") and as administrative agent for the Lenders and the Bank.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER TASK GROUP, INCORPORATED

Date: April 21, 2005	By:	/s/ Peter P. Radetich
Name: Peter P. Radetich
Title: Senior Vice President & Secretary

EXHIBIT INDEX
Exhibit Number	Description
10.1	Loan Agreement, dated as of April 21, 2005, among Computer Task Group, Incorporated, as borrower, Manufacturers and Traders Trust Company ("M&T") and KeyBank National Association, as lenders (collectively, together with the other lenders party thereto from time to time, the "Lenders"), and M&T, as issuer of letters of credit (the "Bank") and as administrative agent for the Lenders and the Bank.